UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2026

PAID, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28720	73-1479833
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

225 Cedar Hill Street Suite 200 Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 861-6050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Type of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common	PAYD	None

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12B-2 of the Securities Exchange act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

Effective January 30, 2026, the Company recently acquired an approximate 80% shareholder interest in Warehowz, Inc., a Virginia corporation. Warehowz, Inc. is in the business of providing on demand warehousing solutions across the United States.  As part of the acquisition, the Company will repay approximately $102,000 in indebtedness on or around February 28, 2026 in shares of restricted common stock of the Company, based on the 30-day prior average, and will pay off an additional $75,000 convertible note within 120 days of closing.

In addition, after subtracting certain costs and debts from the payment requirement, the Company will pay those shareholders who transferred shares to the Company two payments based on each shareholder’s percentage ownership of Warehowz, Inc., which payment shall equal 8.5% of net revenue plus 40% of the net income, for each of the 12 months ended December 31, 2026 and 2027. The earnout cash payments will be due on April 15, 2027 and April 15, 2028 respectively. Payments are subject to offset against any indemnity claims and any liabilities related to Warehowz, Inc. that were not expressly assumed.

In 2025, Warehowz, Inc. received approximately $428,000 in revenue, and $79,800  in net loss.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated February 5, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2026	By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, CEO, CFO

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated February 5, 2026.